EXHIBIT 16

ARTHUR ANDERSEN LLP

August 23, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

     Dear Sirs:

     We have read the five paragraphs of Item 4 included in the attached Form 8-K/A dated July 30, 2001 of J2 Communications (the Company) to be filed with the Securities and Exchange Commission and have the following comments:

•	We agree with the statement made in paragraph 4(a) with regards to the termination of our relationship. However, we have no basis to agree or disagree with the statement in paragraph 4(a) concerning the appointment of Stonefield Josephson.

•	We agree with the statements made in paragraphs 4(b) and 4(d).

•	We agree with the statement made in paragraph 4(c) that there have been no reportable events (as defined in Item 304 of Regulation S-K) with the Company. However, we have no basis to agree or disagree with the statement in paragraph 4(c) concerning any consultation between the Company and Stonefield Josephson regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements during the two most recent fiscal years through present.

•	We have no basis to agree or disagree with the statement in section 4(e).

Very truly yours,

Arthur Andersen LLP